RESIDENTIAL ACCREDIT LOANS, INC.
                                    Depositor

                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer

                 MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES
                                SERIES 2001-QS18
                         Supplement dated March 18, 2002
                                       to
                  prospectus supplement dated December 21, 2001
                                       to
                          prospectus dated May 24, 2001
                                   ----------

        INVESTORS IN THE CLASS A-3, CLASS A-4, CLASS A-5 AND CLASS A-6 CERTIFICATES SHOULD BE AWARE THAT THIS SUPPLEMENT CHANGES IMPORTANT STATEMENTS ABOUT YOUR INVESTMENT THAT ARE CONTAINED IN THE PROSPECTUS SUPPLEMENT DATED DECEMBER 21, 2001.

        (1) INVESTORS IN THE CLASS A-3 THROUGH CLASS A-6 CERTIFICATES SHOULD BE AWARE THAT THE CLASS A-3 THROUGH CLASS A-6 CERTIFICATES WILL NOT BE ISSUED IN MINIMUM DENOMINATIONS OF $25,000. INSTEAD, THE CLASS A-3 THROUGH CLASS A-6 CERTIFICATES WILL BE ISSUED IN MINIMUM DENOMINATIONS OF $1,000. ACCORDINGLY, THE PROSPECTUS SUPPLEMENT IS REVISED AS FOLLOWS:

               (a) the "minimum denominations" paragraph on page S-4 should be disregarded and replaced with the following:

               Minimum  denominations.........  Class A-1,  Class A-2, Class A-8 through  Class A-12,  ClaSs A-P and Class M-1  Certificates:
                    $25,000. Class A-3 through Class A-7 Certificates: $1,000. Class A-V and Class R Certificates: 20% percentage interests; and


               (b) the third and fourth sentences of the second full paragraph on page S-30 should be disregarded and replaced with the following:

                      The DTC registered certificates,  other than the Class A-3 through Class A-7 Certificates, will be issued in minimum denominations of $25,000, or $250,000 in the case of the Class M-2 Certificates and Class M-3 Certificates, and integral multiples of $1 in excess thereof. The Class A-3 through Class A-7 Certificates will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        (2) INVESTORS IN THE CLASS A-3 THROUGH CLASS A-6 CERTIFICATES SHOULD BE AWARE THAT SUCH CERTIFICATES MAY NOT BE AN APPROPRIATE INVESTMENT FOR ALL PROSPECTIVE INVESTORS. THE CLASS A-3 THROUGH CLASS A-6 CERTIFICATES WOULD NOT BE AN APPROPRIATE INVESTMENT FOR ANY INVESTOR REQUIRING A DISTRIBUTION OF A PARTICULAR AMOUNT OF PRINCIPAL OR INTEREST ON A SPECIFIC DATE OR DATES OR AN OTHERWISE PREDICTABLE STREAM OF CASH PAYMENTS. THE TIMING OF THOSE DISTRIBUTIONS MAY HAVE A SIGNIFICANT EFFECT ON AN INVESTOR'S YIELD ON THOSE CERTIFICATES IF THE CERTIFICATE IS PURCHASED AT A DISCOUNT OR A PREMIUM.

        FURTHERMORE, INVESTORS IN THE CLASS A-3 THROUGH CLASS A-6 CERTIFICATES SHOULD BE AWARE THAT BECAUSE THESE CERTIFICATES HAVE A LATER PRIORITY OF PAYMENT AS TO PRINCIPAL IN RELATION TO THE OTHER CLASSES OF SENIOR CERTIFICATES, THE EFFECT ON THE MARKET VALUE OF THE CLASS A-3 THROUGH CLASS A-6 CERTIFICATES OF CHANGES IN MARKET INTEREST RATES OR MARKET YIELDS FOR SIMILAR SECURITIES WILL BE GREATER THAN WOULD BE THE EFFECT OF THOSE CHANGES ON OTHER CLASSES OF SENIOR

CERTIFICATES ENTITLED TO EARLIER PRIORITIES OF PRINCIPAL DISTRIBUTIONS. THIS LATER PAYMENT PRIORITY ALSO MAKES THE CLASS A-3 THROUGH CLASS A-6 CERTIFICATES PARTICULARLY SENSITIVE TO THE RATE AND TIMING OF PRINCIPAL PREPAYMENTS ON THE MORTGAGE LOANS. IF PREPAYMENTS ON THE MORTGAGE LOANS OCCUR AT A HIGHER RATE THAN ANTICIPATED, THE WEIGHTED AVERAGE LIVES OF THE CLASS A-3 THROUGH CLASS A-6 CERTIFICATES MAY BE SHORTENED. CONVERSELY, IF PREPAYMENTS ON THE MORTGAGE LOANS OCCUR AT A LOWER RATE THAN ANTICIPATED, THE WEIGHTED AVERAGE LIVES OF THE CLASS A-3 THROUGH CLASS A-6 CERTIFICATES MAY BE EXTENDED.

        Capitalized terms used in this supplement are defined in the prospectus supplement dated December 21, 2001, to which this supplement is attached.

        This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class A-3, Class A-4, Class A-5 and Class A-6 Certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until June 17, 2002.


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                               MERRILL LYNCH & CO.
                                 March 18, 2002